Exhibit 99.1  - Press release dated May 22, 2013 announcing the appointments of Michael K. Bynum and Tom Tolbert

PHOENIX, AZ--(Marketwired - May 22, 2013) - Mobivity Holdings Corp. (OTCQB: MFON), an award-winning provider of proprietary mobile marketing technologies and solutions, announced that it has appointed Michael K. Bynum as President and Director. The Company has also appointed Tom Tolbert, former CEO of Front Door Insights (FDI), as Executive Vice President and Chief Sales Officer.

Michael K. Bynum's career began in 1985 with a small independent company purchased by TransWestern Publishing, an independent publisher of print and digital advertising services to local merchants. He ultimately rose to the position of Executive Vice President of TransWestern Publishing. Bynum and eight other senior managers acquired TransWestern Publishing in 1993 for $32 million. In 2005, the Company was sold to Yellow Book for $1.575 billion. In 2007 he was appointed by HM Capital (formerly known as Hicks Muse Capital) as President & CEO of PDC (Phone Directories Company), the fourth largest independent yellow page publisher in the U.S. Bynum was also an investor and Director at Canpages, a Canadian publisher of print and online local advertising services to local merchants, which was acquired by Yellow Pages Group of Canada for $225M in 2010.

Mr. Bynum said: "I believe the shift to mobile platforms is revealing unprecedented opportunities to evolve the multi-billion dollar local marketing industry. This is an ideal opportunity to utilize my two decades of experience to take a well-positioned technology company to the next stage of its development. What attracted me to Mobivity, as both an investor and management team member, was the unique combination of intellectual property, name brand clientele, and proven scale as I've watched Mobivity accumulate thousands of local advertisers in a short period of time. I greatly look forward to joining Mobivity's leadership team and helping to realize the goal of growing a dominant position in the local mobile marketing space."

Tom Tolbert brings to Mobivity more than twenty years of experience in growing sales teams focused on local advertising products and services. Tolbert was most recently CEO of Front Door Insights, which was recently acquired by Mobivity. Prior to FDI, Tolbert took over the sales operations for a local advertising company where he was instrumental in growing revenues from $15 million to $45 million. Tom previously served as Senior Vice President of Sales at KW Brock Directories where he grew the customer base from 15,000 to 45,000 customers while delivering print and digital marketing services to local advertisers. While at KW Brock, Tolbert also expanded the business from 38 to 65 markets in just over five years.

"Mobivity brings an exciting opportunity to deliver an industry leading technology solution to millions of prospective local merchants. I believe that mobile has many advantages over print and other digital solutions for the local advertiser and that Mobivity can lead the industry in both product and technology," added Tolbert. "I'm excited to bring my experience growing large sales organizations to Mobivity and taking part in leading this exciting growth opportunity."

As President and Director, Bynum will be responsible for all revenue generating operations of the Company including key talent acquisition and strategic relationships. Tolbert will lead Mobivity's next phase of sales expansion including plans to scale outside sales operations, and the deployment of direct sales resources nationwide.

"I am elated to have the opportunity of bringing Mike and Tom's wealth of experience to the Mobivity management team," said Dennis Becker, Chief Executive Officer of Mobivity. "They both have an exceptional track record of building and operating large sales organizations which will be critical to our next phase of growth."

Mobivity (www.mobivity.com) is an award-winning provider of patented mobile marketing technologies and the inventor of C4, a unique, enterprise-grade platform empowering brands to engage mobile consumers across multiple channels. The only system of its kind, C4 is a cloud-based solution, which provides broad mobile communications and extensive CRM features to clients. C4 is integrated with multiple tier-one PSTN/IP carriers and micropayment processing facilities as well as with carrier premium SMS billing systems. Additionally, Mobivity offers a unique HD graphical system through their Display Technology, which allows fans to interact with their mobile phones and high definition video boards and screens in real time. Mobivity's clients include CNN, Disney, NFL, Sony Pictures, AT&T, USTA, Chick-fil-A, the Golf Channel, NBC Universal, numerous professional sports teams, and many others.

Forward Looking Statements

This press release contains forward-looking statements concerning Mobivity Corp. within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for the growth of the Company's operations, sales force and revenue; the advantages and growth prospects of the mobile marketing industry; and the expected contributions to the Company's success by its recent additions to management. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, our ability to successfully integrate our recent additions to management; our ability to develop the sales force required to achieve our development and revenue goals; our ability to raise additional working capital as and when needed; changes in the laws and regulations affecting the mobile marketing industry and those other risks set forth in Mobivity Corp.'s annual report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 21, 2013 and subsequently filed quarterly reports on Form 10-Q. Mobivity Corp. cautions readers not to place undue reliance on any forward-looking statements. Mobivity Corp does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Contact:

For additional information, contact:
MDM Worldwide
Investor Relations
Mobivity
264 W. 40th, Suite 602
New York, NY, 10018, USA
(646) 403-3554